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                                                                    EXHIBIT 12.2

PNC BANK CORP.
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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
                                               Six                        Year ended December 31
                                           months ended  -----------------------------------------------------------
Dollars in millions                        June 30, 1999   1998         1997        1996        1995        1994
------------------------------------------ ------------  ----------  ----------- -----------  ----------  ----------
EARNINGS
Income before taxes and cumulative effect
    of changes in accounting principles          $ 967     $ 1,710      $ 1,618     $ 1,527       $ 627     $ 1,209
Fixed charges and preferred stock dividends
    excluding interest on deposits                 617       1,395        1,201       1,106       1,492       1,112
                                               -------     -------      -------     -------     -------     -------
      Subtotal                                   1,584       3,105        2,819       2,633       2,119       2,321
Interest on deposits                               684       1,471        1,457       1,428       1,552       1,160
                                               -------     -------      -------     -------     -------     -------
      Total                                    $ 2,268     $ 4,576      $ 4,276     $ 4,061     $ 3,671     $ 3,481
                                               =======     =======      =======     =======     =======     =======


FIXED CHARGES
Interest on borrowed funds                       $ 545     $ 1,267      $ 1,098     $ 1,065     $ 1,454     $ 1,071
Interest component of rentals                       25          37           29          31          32          32
Amortization of notes and debentures                             2            1           1           1           1
Distributions on Mandatorily Redeemable
    Capital Securities of Subsidiary Trusts         32          60           43           1
Preferred stock dividend requirements               15          29           30           8           5           8
                                               -------     -------      -------     -------     -------     -------
      Subtotal                                     617       1,395        1,201       1,106       1,492       1,112
Interest on deposits                               684       1,471        1,457       1,428       1,552       1,160
                                               -------     -------      -------     -------     -------     -------
      Total                                    $ 1,301     $ 2,866      $ 2,658     $ 2,534     $ 3,044     $ 2,272
                                               =======     =======      =======     =======     =======     =======

RATIO OF EARNINGS TO FIXED CHARGES
    AND PREFERRED STOCK DIVIDENDS
Excluding interest on deposits                    2.57 x      2.23 x       2.35 x      2.38 x      1.42 x      2.09 x
Including interest on deposits                    1.74        1.60         1.61        1.60        1.21        1.53

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